Exhibit 99.1

NEWS RELEASE

STEWART INFORMATION SERVICES CORP. P.O. Box 2029 Houston, Texas 77252-2029 www.stewart.com	CONTACT Kathryn Bass / Brian Glaze Investor Relations (713) 625-8633

Stewart Reports First Quarter 2024 Results

•	Total revenues of $554.3 million ($547.3 million on an adjusted basis) compared to $524.3 million ($526.1 million on an adjusted basis) in the prior year quarter

•	Net income of $3.1 million ($4.6 million on an adjusted basis) compared to net loss of $8.2 million (net income of $0.2 million on an adjusted basis) in the prior year quarter

•	Diluted earnings per share of $0.11 ($0.17 on an adjusted basis) compared to prior year quarter loss per diluted share of $0.30 ($0.01 earnings per share on an adjusted basis)

HOUSTON, April 24, 2024 - Stewart Information Services Corporation (NYSE: STC) today reported net income attributable to Stewart of $3.1 million ($0.11 per diluted share) for the first quarter 2024, compared to a net loss of $8.2 million ($0.30 loss per diluted share) for the first quarter 2023. On an adjusted basis, Stewart’s first quarter 2024 net income was $4.6 million ($0.17 per diluted share) compared to net income of $0.2 million ($0.01 per diluted share) in the first quarter 2023. First quarter 2024 pretax income before noncontrolling interests was $7.1 million ($9.1 million on an adjusted basis) compared to pretax loss before noncontrolling interests of $10.2 million (pretax income of $0.9 million on an adjusted basis) for the first quarter 2023.

First quarter 2024 results included $7.0 million of pretax net realized and unrealized gains primarily driven by net unrealized gains on fair value changes of equity securities investments, while first quarter 2023 results included $1.8 million of pretax net realized and unrealized losses, primarily composed of net unrealized losses on fair value changes of equity securities investments and realized losses on sales of investment securities.

“Our first quarter results improved over the first quarter 2023, but reflect the continuing challenges in the real estate market due to the higher interest rate environment, which we expect to continue for several quarters. We are encouraged by the increase in our commercial revenues this quarter compared to the prior year, although we anticipate ongoing challenges to residential transaction volumes,” commented Fred Eppinger, chief executive officer. “We remain focused on our strategic investments and will continue to focus on balancing thoughtful cost discipline with investment in long-term enterprise initiatives to create a stronger and more resilient company.”

Selected Financial Information

Summary results of operations are as follows (dollars in millions, except per share amounts, pretax margin and adjusted pretax margin, and amounts may not add as presented due to rounding):

	Quarter Ended March 31,
	2024	2023
Total revenues	554.3	524.3
Pretax income (loss) before noncontrolling interests	7.1	(10.2)
Income tax (expense) benefit	(0.9)	4.9
Net income attributable to noncontrolling interests	(3.1)	(3.0)
Net income (loss) attributable to Stewart	3.1	(8.2)
Non-GAAP adjustments, after taxes*	1.5	8.4
Adjusted net income attributable to Stewart*	4.6	0.2
Pretax margin	1.3%	(1.9%)
Adjusted pretax margin*	1.7%	0.2%
Net income (loss) per diluted Stewart share	0.11	(0.30)
Adjusted net income per diluted Stewart share*	0.17	0.01

* Adjusted net income, adjusted pretax margin and adjusted net income per diluted share are non-GAAP measures. See Appendix A for explanation and reconciliation of non-GAAP adjustments.

Title Segment

Summary results of the title segment are as follows (dollars in millions, except pretax margin and adjusted pretax margin):

	Quarter Ended March 31,
	2024	2023	% Change
Operating revenues	451.4	456.9	(1%)
Investment income	12.9	6.6	96%
Net realized and unrealized gains (losses)	7.1	(1.8)	492%
Pretax income (loss)	10.2	(0.7)	1,633%
Non-GAAP adjustments to pretax income*	(3.7)	5.3
Adjusted pretax income*	6.5	4.6	41%
Pretax margin	2.2%	(0.1%)
Adjusted pretax margin*	1.4%	1.0%

* Adjusted pretax income and adjusted pretax margin are non-GAAP financial measures. See Appendix A for explanation and reconciliation of non-GAAP adjustments.

First quarter 2024 title segment operating revenues decreased $5.5 million, or 1 percent, primarily as a result of residential volume declines in our direct and agency title operations, partially offset by increased commercial revenues, while total segment operating expenses declined by $1.1 million, which was less than 1 percent, compared to the first quarter 2023. Agency retention expenses in the first quarter 2024 decreased $5.8 million, or 3 percent, in line with $8.2 million, or 3 percent, lower gross agency revenues, while the average independent agency remittance rate in the first quarter 2024 was approximately 17 percent, compared to 17.4 percent during the prior year quarter.

Total title segment employee costs and other operating expenses increased by $4.3 million, or 2 percent, in the first quarter 2024 compared to the prior year quarter, primarily due to increased outside search expenses related to higher commercial revenues. As a percentage of operating revenues, these expenses were 52 percent in the first quarter 2024 compared to 50.4 percent in the prior year quarter. First quarter title loss expense decreased $0.3 million, or 2 percent, primarily due to lower title revenues compared to the prior year quarter. As a percentage of title revenues, title loss expense was 3.9 percent for both the first quarters 2024 and 2023.

Investment income improved by $6.3 million in the first quarter 2024 compared to the prior year quarter, primarily due to higher interest income resulting from earned interest from eligible escrow balances in the first quarter 2024. Non-GAAP adjustments to the title segment’s pretax income included $3.4 million of total acquisition intangible asset amortization and other expenses for both the first quarters 2024 and 2023, and $7.1 million and ($1.8) million of net realized and unrealized gains (losses) in the first quarters 2024 and 2023, respectively.

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended March 31,
	2024	2023	% Change
Non-commercial:
Domestic	135.3	150.3	(10%)
International	19.2	19.2	0%
	154.5	169.5	(9%)
Commercial:
Domestic	49.7	32.7	52%
International	6.4	5.7	12%
	56.1	38.4	46%
Total direct title revenues	210.6	207.9	1%

Total non-commercial domestic revenues in the first quarter 2024 declined $15.0 million, or 10 percent, primarily due to a 5 percent decline in total residential purchase and refinancing transactions and a lower average fee per file compared to the prior year quarter. First quarter 2024 domestic commercial revenues improved by $17.0 million, or 52 percent, primarily driven by increased average transaction size, which was partially offset by fewer commercial transactions. Average domestic commercial fee per file in the first quarter 2024 was $13,900, or 67 percent higher compared to $8,300 in the first quarter 2023, while average residential fee per file in the first quarter 2024 was $2,900, or 16 percent lower compared to $3,400 in the prior year quarter, primarily due to a lower purchase transaction mix in the first quarter 2024.

Real Estate Solutions Segment

Summary results of the real estate solutions segment are as follows (dollars in millions, except pretax margin and adjusted pretax margin):

	Quarter Ended March 31,
	2024	2023	% Change
Operating revenues	83.0	62.6	33%
Pretax income	6.7	1.4	393%
Non-GAAP adjustments to pretax income*	5.6	5.8
Adjusted pretax income*	12.3	7.2	71%
Pretax margin	8.1%	2.2%
Adjusted pretax margin*	14.8%	11.5%

* Adjusted pretax income and adjusted pretax margin are non-GAAP financial measures. See Appendix A for an explanation and reconciliation of non-GAAP adjustments.

First quarter 2024 segment operating revenues increased $20.4 million, or 33 percent, compared to the prior year quarter, primarily driven by higher revenues from credit information and valuation services. Combined segment employee costs and other operating expenses increased $15.1 million, or 27 percent, in the first quarter 2024 consistent with the higher operating revenues. Non-GAAP adjustments to pretax income shown in the schedule above were related to acquisition intangible asset amortization expenses.

Corporate and Other Segment

The segment’s results were primarily driven by net expenses attributable to corporate operations, which decreased to $9.7 million in the first quarter 2024, compared to $10.9 million in the first quarter 2023, primarily driven by management’s cost discipline.

Expenses

Consolidated employee costs in the first quarter 2024 increased slightly by $1.9 million, or 1 percent, compared to the prior year quarter, while as a percentage of total operating revenues, employee costs improved to 32.3 percent in the first quarter 2024 compared to 32.8 percent in the prior year quarter.

Total other operating expenses in the first quarter 2024 increased $16.2 million, or 13 percent, primarily driven by higher service expenses and outside search fees related to increased revenues from real estate solutions and commercial title operations, respectively, partially offset by lower third-party outsourcing and litigation settlement expenses compared to the first quarter 2023. As a percentage of total operating revenues, consolidated other operating expenses for the first quarter 2024 were 25.6 percent, compared to 23.2 percent in the prior year quarter, primarily driven by increased real estate solutions service expenses.

Other

Net cash used by operations in the first quarter 2024 was $29.6 million compared to net cash used by operations in the first quarter 2023 of $51.1 million, primarily as a result of improved results and lower payments on claims and accounts payable during the first quarter 2024.

First Quarter Earnings Call

Stewart will hold a conference call to discuss the first quarter 2024 earnings at 8:30 a.m. Eastern Time on Thursday, April 25, 2024. To participate, dial (800) 267-6316 (USA) or (203) 518-9783 (International) - access code STCQ124. Additionally, participants can listen to the conference call through Stewart’s Investor Relations website at http://investors.stewart.com/news-and-events/events/default.aspx. The conference call replay will be available from 11:00 a.m. Eastern Time on April 25, 2024 until midnight on May 2, 2024 by dialing (888) 276-5316 (USA) or (402) 220-2333 (International).

About Stewart

Stewart (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage and real estate industries, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we are dedicated to becoming the premier title services company and we are committed to doing so by partnering with our customers to create mutual success. Learn more at stewart.com.

Cautionary statement regarding forward-looking statements. Certain statements in this earnings release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as “may,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “will,” “foresee” or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the volatility of economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; our ability to manage risks associated with potential cybersecurity or other privacy or data security breaches; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2023, and if applicable, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K filed subsequently. All forward-looking statements included in this earnings release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this earnings release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION

CONDENSED STATEMENTS OF INCOME

(In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended March 31 (Unaudited),
	2024	2023
Revenues:
Title revenues:
Direct operations	210,588	207,871
Agency operations	240,772	249,021
Real estate solutions and other	83,016	62,592
Total operating revenues	534,376	519,484
Investment income	12,901	6,599
Net realized and unrealized gains (losses)	7,038	(1,778)
	554,315	524,305
Expenses:
Amounts retained by agencies	199,976	205,738
Employee costs	172,417	170,551
Other operating expenses	136,951	120,743
Title losses and related claims	17,383	17,674
Depreciation and amortization	15,384	14,906
Interest	5,058	4,849
	547,169	534,461
Income (loss) before taxes and noncontrolling interests	7,146	(10,156)
Income tax (expense) benefit	(936)	4,938
Net income (loss)	6,210	(5,218)
Less net income attributable to noncontrolling interests	3,080	2,972
Net income (loss) attributable to Stewart	3,130	(8,190)

Net earnings (loss) per diluted share attributable to Stewart	0.11	(0.30)
Diluted average shares outstanding (000)	28,027	27,201

Selected financial information:
Net cash used by operations	(29,588)	(51,062)
Other comprehensive (loss) income	(6,596)	7,307

First Quarter Domestic Order Counts:
Opened Orders 2024:	Jan	Feb	Mar	Total	Closed Orders 2024:	Jan	Feb	Mar	Total
Commercial	1,142	1,359	1,192	3,693	Commercial	1,065	1,186	1,317	3,568
Purchase	14,867	15,920	17,237	48,024	Purchase	8,941	9,843	10,960	29,744
Refinancing	5,419	5,391	5,561	16,371	Refinancing	2,935	3,108	3,310	9,353
Other	3,983	3,836	3,428	11,247	Other	2,618	2,566	2,610	7,794
Total	25,411	26,506	27,418	79,335	Total	15,559	16,703	18,197	50,459

Opened Orders 2023:	Jan	Feb	Mar	Total	Closed Orders 2023:	Jan	Feb	Mar	Total
Commercial	1,156	1,204	1,482	3,842	Commercial	1,186	1,103	1,635	3,924
Purchase	15,242	15,750	18,477	49,469	Purchase	8,991	9,668	12,969	31,628
Refinancing	5,072	5,219	5,838	16,129	Refinancing	2,860	2,865	3,888	9,613
Other	1,394	1,394	1,633	4,421	Other	1,006	792	936	2,734
Total	22,864	23,567	27,430	73,861	Total	14,043	14,428	19,428	47,899

STEWART INFORMATION SERVICES CORPORATION

CONDENSED BALANCE SHEETS

(In thousands of dollars)

	March 31, 2024 (Unaudited)	December 31, 2023
Assets:
Cash and cash equivalents	138,351	233,365
Short-term investments	42,774	39,023
Investments in debt and equity securities, at fair value	673,950	679,936
Receivables – premiums from agencies	39,600	38,676
Receivables – other	111,020	93,811
Allowance for uncollectible amounts	(8,000)	(7,583)
Property and equipment, net	82,927	82,335
Operating lease assets, net	113,617	115,879
Title plants	73,359	73,359
Goodwill	1,072,315	1,072,129
Intangible assets, net of amortization	185,067	193,196
Deferred tax assets	3,719	3,776
Other assets	122,690	84,959
	2,651,389	2,702,861
Liabilities:
Notes payable	445,433	445,290
Accounts payable and accrued liabilities	166,376	190,054
Operating lease liabilities	132,723	135,654
Estimated title losses	519,229	528,269
Deferred tax liabilities	23,485	25,045
	1,287,246	1,324,312
Stockholders’ equity:
Common Stock and additional paid-in capital	341,314	338,451
Retained earnings	1,060,808	1,070,841
Accumulated other comprehensive loss	(41,811)	(35,215)
Treasury stock	(2,666)	(2,666)
Stockholders’ equity attributable to Stewart	1,357,645	1,371,411
Noncontrolling interests	6,498	7,138
Total stockholders’ equity	1,364,143	1,378,549
	2,651,389	2,702,861

Number of shares outstanding (000)	27,581	27,370
Book value per share	49.22	50.11

STEWART INFORMATION SERVICES CORPORATION

SEGMENT INFORMATION

(In thousands of dollars)

Quarter Ended:	March 31, 2024				March 31, 2023
	Title	Real Estate Solutions	Corporate and Other	Total	Title	Real Estate Solutions	Corporate and Other	Total
Revenues:
Operating revenues	451,360	83,016	-	534,376	456,892	62,592	-	519,484
Investment income	12,876	25	-	12,901	6,566	33	-	6,599
Net realized and unrealized gains (losses)	7,116	-	(78)	7,038	(1,813)	-	35	(1,778)
	471,352	83,041	(78)	554,315	461,645	62,625	35	524,305
Expenses:
Amounts retained by agencies	199,976	-	-	199,976	205,738	-	-	205,738
Employee costs	156,803	12,217	3,397	172,417	154,277	12,434	3,840	170,551
Other operating expenses	77,901	57,817	1,234	136,952	76,167	42,525	2,051	120,743
Title losses and related claims	17,383	-	-	17,383	17,674	-	-	17,674
Depreciation and amortization	8,729	6,275	380	15,384	8,104	6,300	502	14,906
Interest	379	-	4,679	5,058	349	-	4,500	4,849
	461,171	76,309	9,690	547,170	462,309	61,259	10,893	534,461
Income (loss) before taxes	10,181	6,732	(9,768)	7,145	(664)	1,366	(10,858)	(10,156)

Appendix A

Non-GAAP Adjustments

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for net realized and unrealized gains and losses and (2) adjusted pretax income and adjusted net income, which are reported pretax income and reported net income after earnings from noncontrolling interests, respectively, adjusted for net realized and unrealized gains and losses, acquired intangible asset amortization, office closure costs, and executive severance expenses. Adjusted diluted earnings per share (adjusted diluted EPS) is calculated using adjusted net income divided by the diluted average weighted outstanding shares. Adjusted pretax margin is calculated using adjusted pretax income divided by adjusted total revenues. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

Below are reconciliations of the non-GAAP financial measures used by management to the most directly comparable GAAP measures for the quarter ended March 31, 2024 and 2023 (dollars in millions, except shares, per share amounts and pretax margins, and amounts may not add as presented due to rounding).

	Quarter Ended March 31,
	2024	2023	% Chg
Total revenues	554.3	524.3	6%
Non-GAAP revenue adjustments:
Net realized and unrealized (gains) losses	(7.0)	1.8
Adjusted total revenues	547.3	526.1	4%

Pretax income (loss)	7.1	(10.2)	170%
Non-GAAP pretax adjustments:
Net realized and unrealized (gains) losses	(7.0)	1.8
Acquired intangible asset amortization	8.5	8.6
Office closure costs	0.2	0.1
Executive severance expenses	0.3	0.7
Adjusted pretax income	9.1	0.9	890%
GAAP pretax margin	1.3%	(1.9%)
Adjusted pretax margin	1.7%	0.2%

Net income (loss) attributable to Stewart	3.1	(8.2)	138%
Non-GAAP pretax adjustments:
Net realized and unrealized (gains) losses	(7.0)	1.8
Acquired intangible asset amortization	8.5	8.6
Office closure costs	0.2	0.1
Executive severance expenses	0.3	0.7
Net tax effects of non-GAAP adjustments	(0.5)	(2.7)
Non-GAAP adjustments, after taxes	1.5	8.4
Adjusted net income attributable to Stewart	4.6	0.2	1,928%

Diluted average shares outstanding (000)	28,027	27,201
GAAP net income (loss) per share	0.11	(0.30)
Adjusted net income per share	0.17	0.01

	Quarter Ended March 31,
	2024	2023	% Chg
Title Segment:

Revenues	471.4	461.6	2%
Net realized and unrealized (gains) losses	(7.1)	1.8
Adjusted revenues	464.2	463.5	0%

Pretax income (loss)	10.2	(0.7)	1,633%
Non-GAAP revenue adjustments:
Net realized and unrealized (gains) losses	(7.1)	1.8
Acquired intangible asset amortization	2.9	2.8
Office closure costs	0.2	0.1
Severance expenses	0.3	0.6
Adjusted pretax income	6.5	4.6	41%
GAAP pretax margin	2.2%	(0.1%)
Adjusted pretax margin	1.4%	1.0%

Real Estate Solutions Segment:

Revenues	83.0	62.6	33%

Pretax income	6.7	1.4	393%
Non-GAAP revenue adjustments:
Acquired intangible asset amortization	5.6	5.8
Adjusted pretax income	12.3	7.2	71%
GAAP pretax margin	8.1%	2.2%
Adjusted pretax margin	14.8%	11.5%